Exhibit 10.32

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

by and among

WYNN RESORTS (MACAU), LIMITED,

WYNN RESORTS INTERNATIONAL, LTD.,

WONG CHI SENG,

and

WYNN RESORTS (MACAU), S.A.

as of September 16, 2004

Parties		1

Recitals		4

ARTICLE 1	DEFINITIONS AND REFERENCES	5
1.1	Definitions	5
1.2	References	10

ARTICLE 2	MANAGEMENT OF THE COMPANY	11
2.1	Charter Documents	11
2.2	Business of the Company	11
2.3	Composition of the Board	12
2.4	Meetings of the Board	12
2.5	The Executive Director	12
2.6	Meetings of the Shareholders	13
2.7	Design, Development, and Management Agreements	13

ARTICLE 3	SHARES	13
3.1	Capital of the Company	13
3.2	Class A Shares	14
3.3	Class B Shares	14
3.4	Class C Shares	14

ARTICLE 4	FINANCING	15
4.1	Initial Capital Contributions	15
4.2	Reimbursement of Expenses	15

ARTICLE 5	TRANSFERS OF SHARES	15
5.1	Restrictions on Transfer of Class A Shares	15
5.2	Purchase of Class A Shares	16
5.3	Purchase of Class B Shares	17
5.4	Purchase of Class C Shares	19
5.5	Transfer to Affiliates	20
5.6	Legends on Share Certificates; Safekeeping of Share Certificates	20

ARTICLE 6	REPRESENTATIONS, WARRANTIES, AND COVENANTS	21
6.1	Representations and Warranties of the Shareholders	21
6.2	Representations and Warranties of the Company	22
6.3	Covenants of Wong	23

ARTICLE 7	TERM AND TERMINATION	24
7.1	Term	24
7.2	Events of Default	24
7.3	Remedies Upon Events of Default	24
7.4	Manner of Exercise	25
7.5	Closing	25
7.6	Enforcement of Rights	25

ARTICLE 8	INDEMNIFICATION	25
8.1	Indemnification by the Shareholders	25
8.2	Indemnification by the Company	26
8.3	Claims for Indemnification	26
8.4	Defense by Indemnifying Party	26
8.5	Manner of Indemnification	27

ARTICLE 9	CONFIDENTIALITY	27

ARTICLE 10	MISCELLANEOUS	29
10.1	Notices	29
10.2	Assignment	30
10.3	Successors and Permitted Transferees	30
10.4	Governing Law	30
10.5	Modifications, Amendments, and Waivers	30
10.6	Not for Benefit of Creditors	31
10.7	Force Majeure	31
10.8	Time of Essence	31
10.9	Severability	31
10.10	Survival	31
10.11	Specific Performance	32
10.12	Entire Agreement	32
10.13	Counterparts	32

EXHIBITS
A	-	Amended Articles of the Company
B	-	Executive Director’s Role
C	-	Option Agreement
D	-	Shareholder’s Declaration
E	-	Resolutions of Directors
F	-	Resolutions of the Company
G	-	Spouse Consent

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT is made and entered into as of September 16, 2004, by and among WONG CHI SENG, WYNN RESORTS INTERNATIONAL, LTD., WYNN RESORTS (MACAU), LIMITED, and WYNN RESORTS (MACAU), S.A.

R E C I T A L S:

WHEREAS, the Company was established on October 17, 2001 to (a) participate in a public tender for a concession to conduct casino games of chance and other games in the MSAR, and (b) operate a business to conduct casino games of chance, other games, and other activities in the MSAR if a concession to conduct such activities were granted to it; and

WHEREAS, on February 8, 2002, the Company was named as a provisional concessionaire pursuant to an executive order of the Chief Executive of the MSAR; and

WHEREAS, on June 24, 2002 the Company and the MSAR Government entered into the Concession Contract pursuant to which the Company was granted the right to engage in casino games of chance and other games in the MSAR; and

WHEREAS, the shareholders have amended the Articles of Association of the Company to make certain changes to the Company’s Class A Shares and the role and duties of the Company’s Executive Director; and

WHEREAS, the Company has obtained the rights to use the Land; and

WHEREAS, the entire authorized capitalization of the Company consists solely of the Shares; and

WHEREAS, Wong is the registered and beneficial owner of Twenty Thousand Ten (20,010) Class A Shares, which Shares represent (a) Ten Percent (10%) of the authorized voting power of the Company, (b) a nominal right to receive a Class A Annual Dividend of up to One Macau Pataca (MOP1) per year from the Company, and (c) a nominal right to receive a Class A Capital Distribution of up to One Macau Pataca (MOP1) upon the liquidation of the Company or amortization of the Class A Shares; and

WHEREAS, Wynn Hong Kong is the registered and beneficial owner of One Hundred Two Thousand Fifty-One (102,051) Class B Shares, which Shares represent Fifty-One Percent (51%) of the authorized voting power in, capital of, and rights to receive dividends and other distributions from, the Company, after payment of the Class A Annual Dividend and the Class A Capital Distribution in respect of the Class A Shares; and

WHEREAS, Wynn International is the registered and beneficial owner of Seventy-Eight Thousand Thirty-Nine (78,039) Class C Shares, which Shares represent (a) Thirty-Nine Percent (39%) of the authorized voting power in, and capital of, the Company, and (b) Forty-Nine Percent (49%) of the rights to receive dividends and other distributions from the Company, after payment of the Preferential Annual Dividend and the Preferential Capital Distribution in respect of the Class A Shares; and

WHEREAS, the Shareholders wish to record their understandings regarding certain aspects of the management of the Company and the structure of their respective investments in the Company and to provide for future dealings in the Class A Shares and any interests therein;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1	Definitions.

For purposes of this Agreement, the following capitalized terms have the following respective meanings:

“Affiliate” of a Person means any Person that, directly or indirectly, through one (1) or more intermediaries, owns, is owned by, or is under common ownership with such first Person, to the extent of more than Twenty Percent (20%) of (a) the beneficial interests of such Person, or (b) the voting power of such Person. For the purpose of determining ownership of any Person other than an individual, an individual shall be considered as owning any voting securities or other beneficial interests owned by members of such individual’s parents, spouse, lineal descendants, and siblings, if any (including, without limitation, any individual related by or through legal adoption), or a trust for the exclusive benefit of any of the foregoing.

“Agreement” means this Amended and Restated Shareholders’ Agreement by and among the Parties.

“Amended Articles” means the Amended and Restated Articles of Association of the Company, effective as of             , 2004, a copy of which is attached as Exhibit A.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which banks are open for business in the MSAR and New York.

“Casino Complex” means the gaming casino, luxury resort, and ancillary facilities including, without limitation, guest rooms and suites, food and beverage facilities, banquet or function areas, ballrooms, entertainment facilities, convention facilities, spa and personal care facilities, automobile parking facilities, and retail establishments operated in connection therewith, to be developed, constructed, outfitted, equipped, and operated on the Land.

“Chairman” means the Chairman of the Board of Directors of the Company, as appointed pursuant to Section 2.3.

“Class A Annual Dividend” has the meaning ascribed to that term in Section 3.1.

“Class A Capital Distribution” has the meaning ascribed to that term in Section 3.1.

“Class A Shares” means (a) the Twenty Thousand Ten (20,010) Class A Shares of the Company’s Class A voting stock of One Thousand Macau Patacas (MOP1,000) par value each that are designated for ownership by the Executive Director, and which currently are registered in the name of, and beneficially owned by, Wong, and (b) any other Shares owned at any time by any Executive Director.

“Class B Shares” means the One Hundred Two Thousand Fifty-One (102,051) Shares of the Company’s Class B voting stock of One Thousand Macau Patacas (MOP1,000) par value each, which currently are registered in the name of, and beneficially owned by, Wynn Hong Kong.

“Class C Shares” means the Seventy-Eight Thousand Thirty-Nine (78,039) Shares of the Company’s Class C voting stock of One Thousand Macau Patacas (MOP1,000) par value each, which currently are registered in the name of, and beneficially owned by, Wynn International.

“Company” means Wynn Resorts (Macau), S.A., a company limited by shares organized with limited liability and existing under the laws of the MSAR.

“Concession Contract” means the Concession Contract to Conduct Casino Games of Chance and Games of Other Forms by and between the MSAR Government and the Company dated June 24, 2002.

“Defaulting Shareholder” has the meaning ascribed to that term in Section 7.3.

“Default Price” has the meaning ascribed to that term in Section 7.3.

“Director” means a member of the Board, including, but not limited to, the Executive Director and the Chairman.

“Directors” means more than one (1) Director.

“Dollars” and “$” means units of the lawful currency of the United States of America.

“Effective Date” means the date first set forth above.

“Event of Default” means any of the events described in Section 7.2.

“Executive Director” has the meaning ascribed to that term in Section 2.5.

“First Round Class B Offer” has the meaning ascribed to that term in Section 5.3(a)(A).

“First Round Class C Offer” has the meaning ascribed to that term in Section 5.4(a)(A).

“FCPA” has the meaning ascribed to that term in Section 6.1(f).

“Gaming Authority” means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws in any jurisdiction and, within (a) the MSAR, specifically, the MSAR Gambling Inspection and Coordination Bureau and the MSAR Gaming Commission, and (b) the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing, or permit authority over gaming within any jurisdiction and, within (a) the MSAR, specifically, Law No. 16/2001, Administrative Regulations No. 26/2001, and any Concession Contract granting to the Company the concession to conduct casino games of chance and other games in the MSAR, as any of the same may be amended from time to time, and (b) the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code, as any of the same may be amended from time to time.

“Gaming Licenses” means all concessions, licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under any Gaming Laws.

“Gaming Problem” means, with respect to any Shareholder or any of its Affiliates, any circumstance such that such Shareholder’s participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede, or impair the ability of the Company, Wynn International, any Affiliate of either of them, or any business entity with respect to which the Company, Wynn International, or such Affiliate holds a Gaming License, to obtain or retain any Gaming License, or to result in the imposition of disciplinary action, including, without limitation, materially burdensome terms and conditions on any Gaming License.

“Indemnified Party” means a Party entitled to be indemnified pursuant to Article 8.

“Indemnifying Party” means a Party required to indemnify an Indemnified Party pursuant to Article 8.

“Information” has the meaning ascribed to that term in Article 9.

“Land” means the plot of land granted to the Company by way of a lease with the area of 64,528 (sixty-four thousand five hundred and twenty-eight square meters), named Lot B1, located in the MSAR at Zone B in NAPE, Rua Cidade de Sintra, Avenida de Sagres e Avenida 24 de Junho, for the purpose of constructing on such plot of land the resort-hotel-casino complex mentioned in the Investment Plan appended to the Concession Contract for the operation of games of chance and other games in casinos in MSAR.

“Macau Patacas” and “MOP” means units of the lawful currency of the MSAR.

“MSAR” means the Macau Special Administrative Region of the People’s Republic of China.

“Notice” has the meaning ascribed to that term in Section 10.1.

“Option Agreement” means the Option Agreement by and among Wong, Wynn International, and the Company, dated of even date herewith, a copy of which is attached as Exhibit C.

“Parties” means all of Wong, Wynn International, Wynn Hong Kong, and the Company.

“Party” means any one (1) of the Parties.

“Person” means any individual, partnership, association, corporation, company, trust, governmental authority, or other entity having a separate legal personality.

“Reference Rate” means the three (3)-month, Dollar ($) London Interbank Offered Rate in effect from time to time (or such other rate as the Parties shall agree if such rate shall not be in effect at any time).

“Second Round Class B Offer” has the meaning ascribed to that term in Section 5.3(a)(B).

“Second Round Class C Offer” has the meaning ascribed to that term in Section 5.4(a)(B).

“Securities Authority” means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, and offices responsible for or involved in the regulation of securities, the offer, sale, and trading of securities, and the administration or enforcement of laws relating to securities.

“Securities Problem” means, with respect to any Shareholder or any of his or its Affiliates, any circumstances such that such Shareholder’s participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, based on verifiable information or information received from any Securities Authority or otherwise, to preclude or materially delay, impede, or impair the ability of the Company, Wynn International, or any Affiliate of either of them to offer, sell, or trade securities, or to result in the imposition of disciplinary action including, without limitation, materially burdensome terms and conditions on any such offer, sale, or trading of securities.

“Shareholder” means any one (1) of the Shareholders.

“Shareholders” means all of the holders of Shares.

“Share” means one of the Shares.

“Shares” means the Class A Shares, the Class B Shares, the Class C Shares, and any other future equity interests in the Company.

“SHW” means S.H.W. & Co. Limited, a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

“Transfer” has the meaning ascribed to that term in Section 5.1(a).

“Transferring Class B Shareholder” has the meaning ascribed to that term in Section 5.3(a)(A).

“Transferring Class C Shareholder” has the meaning ascribed to that term in Section 5.4(a)(A).

“Wong” means Wong Chi Seng, an individual.

“Wynn Holdings” means Wynn Resorts (Macau) Holdings, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

“Wynn Hong Kong” means Wynn Resorts (Macau), Limited, a private company limited by shares organized with limited liability and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Wynn International” means Wynn Resorts International, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

“Wynn Resorts” means Wynn Resorts, Limited, a corporation organized with limited liability and existing under the laws of the State of Nevada of the United States of America.

1.2	References.

(a) Articles, Sections, and Exhibits. Any reference in this Agreement to an Article, Section, or Exhibit is, unless otherwise stated, a reference to an Article, Section, or Exhibit of or to this Agreement.

(b) Headings. Headings set forth in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

(c) References to Documents. References to this Agreement or any other agreement, instrument, or document referred to in this Agreement shall be construed as references to this Agreement or, as the case may be, such other agreement, instrument, or document, as the same may have been, or may from time to time be, amended, varied, novated, or supplemented.

(d) Number. Words importing the singular include the plural and vice versa.

(e) Gender. Words importing a gender include any gender or neuter.

(f) Speech; Grammar. Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have corresponding meanings.

(g) Parties. A reference to a Party to this Agreement includes that Party’s successors and permitted assigns.

(h) Business Day. Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the immediately succeeding Business Day.

(i) Preparation of Documents. No rule of construction shall apply to the disadvantage of a Party because that Party or its legal counsel was responsible for the preparation of this Agreement or any part of it.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.1	Charter Documents.

The Company shall operate pursuant to the terms of the Amended Articles and this Agreement. To the extent that the terms of this Agreement conflict with the terms of the Amended Articles, the terms of the Amended Articles shall prevail. In all other cases, the terms of this Agreement shall prevail. Each Shareholder hereby agrees to vote all Shares and take all other actions necessary or appropriate to ensure that the Amended Articles do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Amended Articles which would be inconsistent with or contrary to the intention of this Agreement.

2.2	Business of the Company.

The businesses to be conducted by the Company and its Affiliates shall be as follows:

(a) Concession. The Company shall conduct casino games of chance and other games in the MSAR pursuant to the terms of the Concession Contract and the Gaming Laws of the MSAR.

(b) Land and Casino Complex. The Company shall (i) hold the rights to use the Land, and (ii) be engaged in (A) the development, construction, outfitting, and equipping of the Casino Complex on the Land, and (B) the management and operation of the Land and the Casino Complex, subject to the terms and conditions of this Agreement, the Land Concession Agreement and the Gaming Laws of the MSAR.

(c) Related Activities. In addition to the activities described in Sections 2.2(a) and 2.2(b), the Company may engage in activities related to the activities described in No. 2 of Article 2 of the Amended Articles.

(d) Other Activities. In addition to the matters described above, the Company may be engaged in the conduct of (i) the purchase, construction, or development of one (1) or more casinos in the MSAR in addition to the Casino Complex, (ii) any activities related to Sections 2.2(a), 2.2(b), 2.2(c), and 2.2(d)(i), to the extent permitted by the laws of the MSAR or authorized by any relevant governmental authorities of the MSAR, and (iii) such other businesses as the Board may decide to undertake from time to time, whether or not associated with the foregoing, to the extent permitted by the laws of the MSAR or authorized by any relevant governmental authorities of the MSAR.

2.3	Composition of the Board.

Subject to the terms of this Agreement, the Company shall be managed by the Board. The Shareholders shall elect the members of the Board. The Board shall appoint one (1) of its members to serve as Chairman of the Board. The Chairman of the Board shall nominate, and the Board shall elect, the Executive Director. The members of the Board have agreed, and the MSAR Government has approved, that Stephen A. Wynn shall serve as the initial Chairman of the Board of Directors, Marc Schorr shall serve as an initial Director, and Wong shall serve as the initial Executive Director.

2.4	Meetings of the Board.

Meetings of the Board may be called at any time by the Chairman at such locations and at such times as the Chairman shall designate. Meetings of the Board may be held in person or by any other means permitted by law. The presence in person or by proxy of at least two (2) Directors shall be required to constitute a quorum for any meeting of the Board. Decisions of the Board shall be made by majority vote of the Directors present, in person or by proxy, at any duly constituted meeting of the Board at which a quorum is present. The Chairman of the Board shall have an additional casting or tie-breaking vote in the event of a deadlock in votes of the Directors.

2.5	The Executive Director.

To the extent required by the laws of the MSAR, the Company shall at all times have one (1) Director who is a permanent resident of the MSAR and who shall be designated as the Executive Director of the Company in accordance with the rules set forth in Article 19 of MSAR Law No. 16/2001 (the “Executive Director”). The Executive Director shall (a) be a Director designated by the Shareholders to serve as the Executive Director of the Company, (b) participate as a member of the Board, (c) be appointed by, and serve at the pleasure of, the Board, (d) report to and be subject to the direction of, the Board, and (e) be delegated such management authority as the Board shall from time to time grant to the Executive Director, in writing, subject always to Article 466.3 of the Macau Commercial Code, and the Executive Director’s authority shall not exceed the authority so delegated. The current role and duties of the Executive Director are set forth in Article 16.4 of the Amended Articles and on Exhibit B. The Directors have designated Wong to serve as the initial Executive Director.

2.6	Meetings of the Shareholders.

Meetings of the Shareholders may be called at any time by any Shareholder, upon at least fifteen (15) days’ Notice to all Shareholders. The Shareholders shall ensure that such meetings are held at least once each year at such locations and at such times as the Chairman of the Board shall designate. Meetings of the Shareholders may be held in person or by any other means permitted by law. The presence, in person or by proxy, of the holders of at least Seventy-Five Percent (75%) of the total number of Shares or their designated representatives shall be required to constitute a quorum for any meeting of the Shareholders. If no quorum is present at a Shareholders’ meeting called by a Shareholder, a second Shareholders’ meeting shall be called fifteen (15) days after the first Shareholders’ meeting. Decisions of the Shareholders shall be made by majority vote of the Shares by the holders of such Shares or their designated representatives present, in person or by proxy, at a duly-constituted Shareholders’ meeting at which a quorum is present.

2.7	Design, Development, and Management Agreements.

Wynn International or one (1) or more of its Affiliates will enter into one (1) or more agreements with the Company relating to the design, development, and operation of the Casino Complex and any other of the projects to be owned or operated by the Company, at fees to be agreed by such parties.

ARTICLE 3

SHARES

3.1	Capital of the Company.

The entire registered capital of the Company consists solely of Two Hundred Million One Hundred Thousand Macau Patacas (MOP200,100,000) divided into Two Hundred Thousand One Hundred (200,100) Shares of One Thousand Macau Patacas (MOP1,000) par value each, including Twenty Thousand Ten (20,010) Class A Shares, One Hundred Two Thousand Fifty-One (102,051) Class B Shares, and Seventy-Eight Thousand Thirty-Nine (78,039) Class C Shares. Each Share entitles the holder thereof to identical voting and social rights (subject always to Section 2.3) in the Company. All of the Shares are duly authorized, validly issued, outstanding, owned legally and beneficially by the Shareholders in the proportions set forth in Sections 3.2 to 3.4, and are free and clear of any lien, mortgage, other interest or encumbrance, or restriction on the right of Transfer thereof, except as provided in this Agreement and the Option Agreement. There are no Shares held in the treasury of the Company. Except as provided in this Agreement, there are no outstanding warrants, options, contracts, calls, convertible securities, or other rights of any kind with regard to authorized, but unissued, or issued but not outstanding, Shares or other securities of the Company of any kind. Except as provided in this Agreement, the Company has no right or obligation to purchase or redeem any Shares or other securities of the Company of any kind.

3.2	Class A Shares.

The Class A Shares, in the aggregate, represent Ten Percent (10%) of the authorized social rights and voting power of the Company. The holder of the Class A Shares, as a group, are entitled to a preferential annual dividend in an amount in the aggregate of up to One Macau Pataca (MOP1) (the “Class A Annual Dividend”) and a preferential distribution in the event of the liquidation of the Company or amortization of the Class A Shares in an amount in the aggregate of up to One Macau Pataca (MOP1) (the “Preferential Capital Distribution”), and shall be entitled to no other dividends, distributions, capital, liquidation proceeds, return of par value, or other emoluments of any type from the Company. All other rights to dividends and other distributions from the Company shall accrue to, and be vested in, the Class B Shares and the Class C Shares. The Class A Shares shall have no obligation to contribute capital to the Company and in the event that any return of dividend, distribution, capital, liquidation proceeds, par value, or emolument of any type other than the Class A Annual Dividend or the Class A Capital Distribution shall ever be received by the holder of the Class A Shares, such holder shall immediately transfer such dividend, distribution, capital, liquidation proceeds, par value, or emolument to the holders of the issued and outstanding Class C Shares, in proportion to their ownership thereof. To the extent required by the laws of the MSAR, the holder of the Class A Shares shall at all times be a permanent resident of the MSAR and shall serve as the Company’s Executive Director. Wong currently owns all Twenty Thousand Ten (20,010) of the authorized, issued, and outstanding Class A Shares.

3.3	Class B Shares.

The Class B Shares, in the aggregate, represent Fifty-One Percent (51%) of (a) the authorized voting power of the Company, and (b) the rights to receive dividends and other distributions from, and capital of, the Company, after payment of the Class A Annual Dividend and the Class A Capital Distribution in respect of Class A Shares. Wynn Hong Kong currently owns all One Hundred Two Thousand Fifty-One (102,051) of the authorized, issued, and outstanding Class B Shares.

3.4	Class C Shares.

The Class C Shares in the aggregate represent (a) Thirty-Nine Percent (39%) of the authorized voting power of the Company, and (b) Forty-Nine Percent (49%) of the rights to receive dividends and other distributions from, and capital of, the Company, after payment of the Class A Annual Dividend and the Class A Capital Distribution in respect of Class A Shares. The holders of the Class C Shares, in proportion to their ownership thereof, shall be entitled to receive any dividends, distributions, capital, liquidation proceeds, par value, or other emoluments that may at any time be paid to or received by the holders of the Class A Shares, except the Class A Annual Dividends and the Class A Capital Distribution. Wynn International currently owns all Seventy-Eight Thousand Thirty-Nine (78,039) of the authorized, issued, and outstanding Class C Shares.

ARTICLE 4

FINANCING

4.1	Initial Capital Contributions.

(a) Wong. Wong has contributed Twenty Million Ten Thousand Macau Patacas (MOP20,010,000) to the capital of the Company in exchange for the Class A Shares. Wong has assigned his right to return of such capital to Wynn International as part of an exchange by Wong and SHW of shares in Wynn Holdings for shares in Wynn Resorts.

(b) Wynn Hong Kong. Wynn Hong Kong has contributed One Hundred Two Million Fifty-One Thousand Macau Patacas (MOP102,051,000) to the capital of the Company in exchange for the Class B Shares.

(c) Wynn International. Wynn International has contributed Seventy-Eight Million Thirty-Nine Thousand Macau Patacas (MOP78,039,000) to the capital of the Company in exchange for the Class C Shares.

4.2	Reimbursement of Expenses.

The Company shall reimburse Wynn International and its Affiliates, at cost, for all out-of-pocket costs and expenses incurred by them in the establishment, maintenance, and operation of the Company, Wynn Hong Kong, Wynn Holdings, Wynn International, and their respective businesses.

ARTICLE 5

TRANSFERS OF SHARES

5.1	Restrictions on Transfer of Class A Shares.

The holder of the Class A Shares shall be able to, directly or indirectly, sell, assign, give, bequeath, transfer, pledge, or encumber (a ”Transfer”) any direct or indirect interest in any Class A Shares, or any portion of them. However, such ability to dispose of his shares is subject to the provisions of this Article 5. Any attempted or purported Transfer in violation of this Article 5 shall not be recognized by the Company, shall be void, and will produce no effect towards the non-Transferring Shareholders, the Company, or any purported Transferee.

5.2	Purchase of Class A Shares.

(a) Purchase. Wynn International holds an option to purchase or designate a Person to purchase all the Class A Shares and any other shares or equity interests in the Company held by Wong at any time pursuant to the terms and subject to the conditions of the Option Agreement. In addition, unless Wynn International exercises such option, in the event of (i) the Executive Director’s (A) death, legal disability, or retirement, removal or resignation from the office of Executive Director, (B) failure to remain a permanent resident of the MSAR, (C) revocation of appointment to serve in the capacity of Executive Director, or (D) other failure to serve in the capacity of Executive Director, (ii) the occurrence of an Event of Default by or with respect to the Executive Director, (iii) the determination by any Gaming Authority or the gaming counsel of the Company or any of its Affiliates that (A) the Executive Director is unsuitable to continue to serve in the capacity of Executive Director of the Company, or (B) a Gaming Problem exists or may exist, or (iv) the determination by any Securities Authority or the securities counsel of the Company or any of its Affiliates that (A) the Executive Director is unsuitable to continue to serve in the capacity of Executive Director of the Company, or (B) a Securities Problem exists or may exist, then the Company shall have the right (but not the obligation) to redeem, purchase, or appoint a Person to purchase all of the Class A Shares in the manner prescribed in Section 5.2(c). Neither the former Executive Director nor his estate, personal representative, or successor in interest shall have any further rights as the owner of the Class A Shares from and after (I) the date of the exercise by Wynn International or its designee of the right to purchase the Class A Shares pursuant to the Option Agreement, or (II) the date of exercise by the Company or its designee of the option to purchase the Class A Shares. The purchase of Class A Shares is subject to prior MSAR Government approval in accordance with the Concession Contract and such Class A Shares shall at all times be held by a Person who satisfies the requirements of the Gaming Laws.

(b) Price. The price to be paid by Wynn International or its designee for all of the Class A Shares is prescribed in the Option Agreement. The price to be paid by the Company or its designee for all of the Class A Shares in the event of a purchase of the Class A Shares upon the occurrence of an event described in Section 5.2(a) shall be One Macau Pataca (MOP1).

(c) Manner of Purchase. The purchase of the Class A Shares described in Section 5.2(a) shall be effected (i) by Wynn International or its designee in the manner prescribed in the Option Agreement, or (ii) by the Company or its designee giving Notice to the former Executive Director or his estate within ninety (90) days after the occurrence of an event described in Section 5.2(a), specifying the place, date (within ninety (90) days after the date of such Notice), and time at which payment shall be made to the former Executive Director or his estate, personal representative, or successor in interest, as the case may be, for the Class A Shares. On that date, and at that place and time, Wynn International, the Company, or the relevant designee, who shall be designated as the replacement Executive Director, shall deliver the purchase price for the Class A Shares, determined in the manner provided in Section 5.2(b), to the former Executive Director or his estate, personal representative, or successor in interest, as the case may be, in cash or by registered or certified check, and all of the Class A Shares, together with all stock powers and other signed documents deemed by Wynn International, the Company, or the relevant designee, as the case may be, to be necessary to transfer the Class A Shares, shall be delivered to Wynn International, the Company, or the relevant designee, as the case may be, by the former Executive Director or his estate, personal representative, or successor in interest.

(d) Purchase Price Full Payment for Class A Shares. Payment of the purchase price for the Class A Shares pursuant to the Option Agreement or Sections 5.2(b) and 5.2(c) shall be in full payment for the Class A Shares and in lieu of any other payment to the former Executive Director or his estate, personal representative, or successor in interest, as the case may be, of any kind.

5.3	Purchase of Class B Shares.

(a) Right of First Refusal. Except as provided in Section 5.5, no Shareholder of Class B Shares shall Transfer any direct or indirect interest in Class B Shares unless (i) such Transferring Class B Shareholder first shall have made a First Round Class B Offer to sell such Class B Shares in the manner prescribed in Section 5.3(a)(A) and such First Round Class B Offer shall not have been accepted as prescribed in Section 5.3(b), and (ii) such Transferring Class B Shareholder first shall have made a Second Round Class B Offer to sell such Class B Shares to the Shareholders of Class C Shares in the manner prescribed in Section 5.3(a)(B) and such Second Round Class B Offer shall not have been accepted as prescribed in Section 5.3(b).

(A) First Round Class B Offer. If a Shareholder of Class B Shares (the “Transferring Class B Shareholder”) proposes to Transfer any interest in Class B Shares to any Person, the Transferring Class B Shareholder first shall make an offer to sell such Class B Shares to all other Shareholders of Class B Shares, in proportion to their ownership of Class B Shares, upon the terms and subject to the conditions of the proposed Transfer (a “First Round Class B Offer”). The First Round Class B Offer shall set forth the name and address of the prospective Transferee and the terms and conditions of the proposed Transfer. In the event not all Shareholders of Class B Shares wish to accept the First Round Class B Offer, the Shareholders of Class B Shares who have elected to accept the First Round Class B Offer shall be entitled to acquire all Class B Shares subject to the First Round Class B Offer for which acceptances have not previously been received, in proportion to their ownership of Class B Shares.

(B) Second Round Class B Offer. In the event that not all Class B Shares that are the subject of a First Round Class B Offer are purchased by Shareholders of Class B Shares, the Transferring Class B Shareholder first shall make an offer to sell all Class B Shares that Shareholders of Class B Shares did not elect to purchase pursuant to the First Round Class B Offer to all Shareholders of Class C Shares, in proportion to their ownership of Class C Shares, upon the terms and subject to the conditions of the proposed Transfer (a “Second Round Class B Offer”). The Second Round Class B Offer shall set forth the name and address of the prospective Transferee and the terms and conditions of the proposed Transfer. In the event not all Shareholders of Class C Shares wish to accept the Second Round Class B Offer, the Shareholders of Class C Shares who have elected to accept the Second Round Class B Offer shall be entitled to acquire all Class B Shares subject to the Second Round Class B Offer for which acceptances have not previously been received, in proportion to their ownership of Class C Shares.

(b) Acceptance of Class B Offer. After receiving a First Round Class B Offer or a Second Round Class B Offer, as the case may be, a Shareholder shall have thirty (30) days within which to elect to purchase the interest in Class B Shares offered to such Shareholder. Notice of such acceptance shall be communicated to the Transferring Class B Shareholder within such thirty (30)-day period.

(c) Consummation of Transfers. Any Transfer by a Transferring Class B Shareholder of any interest in Class B Shares to another Shareholder pursuant to this Section 5.3 shall be consummated within thirty (30) days after the Shareholder’s acceptance of the Transferring Class B Shareholders’ offer. In addition, the purchase of Class B Shares is subject to prior MSAR Government approval in accordance with the Concession Contract.

(d) Release from Restriction. If (i) a First Round Class B Offer or a Second Class B Offer is not accepted pursuant to Section 5.3(b), or (ii) a purchase is not consummated within the thirty (30)-day time limit provided for in Section 5.3(c), the Transferring Class B Shareholder may make a bona fide Transfer to the prospective Transferee named in the Offer, only in strict accordance with the terms and conditions stated in such offer and only if, prior to such Transfer, such prospective Transferee shall have agreed to be bound by the terms of this Agreement as though he or it were a Shareholder and this Agreement shall have been amended to reflect the Transfer to such prospective Transferee. If the Transferring Class B Shareholder shall fail to make such Transfer within thirty (30) days after the expiration of the time provided for the acceptance of its offer by the last Shareholder to which it has made an offer, however, such Shares again shall become subject to all of the restrictions of this Section 5.3.

5.4	Purchase of Class C Shares.

(a) Right of First Refusal. Except as provided in Section 5.5, no Shareholder of Class C Shares shall Transfer any direct or indirect interest in Class C Shares unless (i) such Transferring Class C Shareholder first shall have made a First Round Class C Offer to sell such Class C Shares in the manner prescribed in Section 5.4(a)(A) and such First Round Class C Offer shall not have been accepted as prescribed in Section 5.4(b), and (ii) such Transferring Class C Shareholder first shall have made a Second Round Class C Offer to sell such Class C Shares to the Shareholders of Class B Shares in the manner prescribed in Section 5.4(a)(B) and such Second Round Class C Offer shall not have been accepted as prescribed in Section 5.4(b).

(A) First Round Class C Offer. If a Shareholder of Class C Shares (the “Transferring Class C Shareholder”) proposes to Transfer any interest in Class C Shares to any Person, the Transferring Class C Shareholder first shall make an offer to sell such Class C Shares to all other Shareholders of Class C Shares, in proportion to their ownership of Class C Shares, upon the terms and subject to the conditions of the proposed Transfer (a “First Round Class C Offer”). The First Round Class C Offer shall set forth the name and address of the prospective Transferee and the terms and conditions of the proposed Transfer. In the event not all Shareholders of Class C Shares wish to accept the First Round Class C Offer, the Shareholders of Class C Shares who have elected to accept the First Round Class C Offer shall be entitled to acquire all Class C Shares subject to the First Round Class C Offer for which acceptances have not previously been received, in proportion to their ownership of Class C Shares.

(B) Second Round Class C Offer. In the event that not all Class C Shares that are the subject of a First Round Class C Offer are purchased by Shareholders of Class C Shares, the Transferring Class C Shareholder first shall make an offer to sell all Class C Shares that Shareholders of Class C Shares did not elect to purchase pursuant to the First Round Class C Offer to all Shareholders of Class B Shares, in proportion to their ownership of Class B Shares, upon the terms and subject to the conditions of the proposed Transfer (a “Second Round Class C Offer”). The Second Round Class C Offer shall set forth the name and address of the prospective Transferee and the terms and conditions of the proposed Transfer. In the event not all Shareholders of Class B Shares wish to accept the Second Round Class C Offer, the Shareholders of Class B Shares who have elected to accept the Second Round Class C Offer shall be entitled to acquire all Class C Shares subject to the Second Round Class C Offer for which acceptances have not previously been received, in proportion to their ownership of Class B Shares.

(b) Acceptance of Class C Offer. After receiving a First Round Class C Offer or a Second Round Class C Offer, as the case may be, a Shareholder shall have thirty (30) days within which to elect to purchase the interest in Class C Shares offered to such Shareholder. Notice of such acceptance shall be communicated to the Transferring Class C Shareholder within such thirty (30)-day period.

(c) Consummation of Transfers. Any Transfer by one Shareholder of any interest in Class C Shares to another Shareholder pursuant to this Section 5.4 shall be consummated within thirty (30) days after the Shareholder’s acceptance of the Transferring Class C Shareholders’ offer. In addition, the purchase of Class C Shares is subject to prior MSAR Government approval in accordance with the Concession Contract

(d) Release from Restriction. If (i) a First Round Class C Offer or a Second Class C Offer is not accepted pursuant to Section 5.4(b), or (ii) a purchase is not consummated within the thirty (30)-day time limit provided for in Section 5.4(c), the Transferring Class C Shareholder may make a bona fide Transfer to the prospective Transferee named in the Offer, only in strict accordance with the terms and conditions stated in such offer and only if, prior to such Transfer, such prospective Transferee shall have agreed to be bound by the terms of this Agreement as though he or it were a Shareholder and this Agreement shall have been amended to reflect the Transfer to such prospective Transferee. If the Transferring Class C Shareholder shall fail to make such Transfer within thirty (30) days after the expiration of the time provided for the acceptance of its offer by the last Shareholder to which it has made an offer, however, such Shares again shall become subject to all of the restrictions of this Section 5.4.

5.5	Transfer to Affiliates.

The terms of Sections 5.3 and 5.4 shall not apply to Transferors to Affiliates of the Company’s dominant Shareholder (within the meaning of the Gaming Laws); provided, however, that (i) any such Transferee shall be bound by all terms and conditions of this Agreement, and (ii) the Transferor shall remain liable for all of its obligations under this Agreement.

5.6	Legends on Share Certificates; Safekeeping of Share Certificates.

All certificates representing Shares or other direct or indirect interests in the Company or any Affiliate of the Company shall be kept under the control of the Chairman or his designee. Each certificate representing the Shares or any other direct or indirect interest in the Company or any Affiliate of the Company, now or hereafter held by the Shareholders or their respective Affiliates shall be stamped with certain legends required by the laws of the MSAR and a legend in substantially the following form:

“The transfer and encumbrance of, and rights in, the shares represented by this certificate are restricted under (a) the terms of a Shareholders’ Agreement, as amended from time to time, a copy of which is on file at the office of Wynn Resorts (Macau), S.A., and (b) rules of the gaming and securities authorities of various jurisdictions.”

ARTICLE 6

REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1	Representations and Warranties of the Shareholders.

Each of the Shareholders hereby represents and warrants to the other Parties that:

(a) Company Shareholders. Each of the Shareholders that is a company (i) is a private company limited by shares duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, (ii) possesses full beneficial ownership of all legal and economic rights associated with the Class B Shares or Class C Shares, as the case may be, held in its name, (iii) does not act as a nominee or representative for any Person in respect of any interest in such Class B Shares or Class C Shares, as the case may be, and (iv) has made all required disclosures to all relevant Gaming Authorities.

(b) Wong. Wong (i) is an individual who is a citizen and permanent resident of the MSAR, (ii) possesses full beneficial ownership of all legal and economic rights associated with the Class A Shares, (iii) does not act as a nominee or representative for any Person in respect of any interest in the Class A Shares, and (iv) has made all required disclosures to all relevant Gaming Authorities.

(c) Power and Authority. He or it has all requisite power and authority, corporate or otherwise, to carry on his or its business as contemplated by this Agreement.

(d) Authorization of Agreement. He or it has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed by him or it and delivered to the other Parties, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of him or it, and (iii) constitutes a legal, valid, and binding obligation of him or it.

(e) No Breach of Other Instruments. None of the execution, delivery, or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by him or it of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of him or it under, or create any lien, security interest, charge, or encumbrance on any of his or its properties pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification, or other obligation or instrument to which he or it is a party or by which he or it or any of his or its properties or assets is bound or affected, pursuant to the terms, conditions, and provisions of (i) any such agreement or instrument,

(ii) any law, rule, or regulation applicable to him or it, (iii) any order, writ, injunction, decree, or judgment of any court, governmental body, or arbitrator by which he or it is bound, or (iv) its Charter Documents.

(f) Foreign Corrupt Practices Act. He or it has made or ordered no payment, taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the United States Foreign Corrupt Practices Act of 1977, as amended (the ”FCPA”).

(g) Delivery of Resolution of Consent. Wynn International and Wynn Hong Kong have delivered to the Company the resolutions of their respective Boards of Directors confirming their assent to this Agreement and the transactions contemplated hereby, copies of which are attached hereto as Exhibits E-1 and E-2, respectively.

6.2	Representations and Warranties of the Company.

The Company represents and warrants to the Shareholders that:

(a) Organization, Good Standing, and Authority. It is a company limited by shares duly organized, validly existing, and in good standing under the laws of the MSAR. The Company has the corporate power and authority to own and use its properties and to carry on all business contemplated by this Agreement.

(b) Articles of Association. A copy of the current and effective Articles of Association of the Company is set forth as Exhibit A attached hereto.

(c) Capitalization of the Company. Its entire registered, authorized, and outstanding capital is as described in Article 3.

(d) Authorization of Agreement. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed and delivered to the Shareholders by the Company, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of the Company, and (iii) constitutes a legal, valid, and binding obligation of the Company.

(e) No Breach of Other Instruments. None of the execution, delivery, or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by the Company of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of the Company under, or create any lien, security interest, charge, or encumbrance on any of the properties of the Company pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification, or other obligation or instrument to which the Company is a party or by which the Company or any of the properties or assets of the Company is bound or affected, pursuant to the terms, conditions, and provisions of (i) any such agreement or instrument, (ii) any law, rule, or regulation applicable to the Company, (iii) any order, writ, injunction, decree, or judgment of any court, governmental body, or arbitrator by which the Company is bound, or (iv) the Charter Documents of the Company.

(f) Foreign Corrupt Practices Act. It has made no payment and taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the FCPA.

(g) Delivery of Resolutions of Consent. It has delivered to the Shareholders the resolutions of the Board confirming its assent to this Agreement and the transactions contemplated hereby, a copy of which is attached hereto as Exhibit F.

6.3	Covenants of Wong.

Wong hereby covenants and agrees that, during the term of this Agreement, he shall:

(a) take no action and shall direct no Person to take any action that violates or could violate the FCPA, any Gaming Laws, or any Securities Laws;

(b) retain full beneficial ownership of all legal and economic rights associated with his or its interest in the Company, as set forth in Article 4;

(c) make all disclosures required of him to all relevant Gaming Authorities and Securities Authorities and cooperate with Wynn International and its Affiliates to make any disclosures required of them to any relevant Gaming Authority or Securities Authority;

(d) faithfully observe the restrictions on Transfers of interests in or portions of Class A Shares set forth in Article 5; and

(e) perform all obligations required of him under this Agreement.

Wong shall provide a sworn and notarized declaration of the matters contained in Section 6.1 and this Section 6.3 in the form attached hereto as Exhibit D.

ARTICLE 7

TERM AND TERMINATION

7.1	Term.

This Agreement will continue in effect for so long as Wynn International, Wynn Hong Kong, or any of their respective Affiliates, or Wong owns any of the Shares, unless it is earlier terminated pursuant to the terms of this Agreement; provided, however, that notwithstanding the termination of the Company under the laws of the MSAR, this Agreement shall continue in effect as a contract among the Shareholders with respect to such provisions as impose a continuing obligation upon any of them.

7.2	Events of Default.

The occurrence and continuation of any of the following events or circumstances by or with respect to any holder of Class A Shares shall constitute an Event of Default by such Shareholder:

(a) The liquidation, bankruptcy, dissolution, or appointment of an administrator for such Shareholder;

(b) Any failure by such Shareholder to cure its material breach of any material provision of this Agreement within thirty (30) days following Notice from the Company of such breach;

(c) The commission by such Shareholder of any act of fraud or embezzlement or any other intentional misconduct that may adversely affect the business or affairs of the Company, Wynn International, or any of their respective Affiliates;

(d) The existence or occurrence of any Gaming Problem or Securities Problem, or any violation of the FCPA, by or with respect to the Executive Director; or

(e) The Transfer or attempted Transfer by such Shareholder of any Class A Shares, except in accordance with Article 5 and as authorized by the MSAR Government.

7.3	Remedies Upon Events of Default.

If an Event of Default described in Section 7.2 has occurred and is continuing, the Company or any Person designated by the Company shall have the right (but not the obligation) to redeem or purchase all Class A Shares owned by the Shareholder to which the Event of Default relates (the ”Defaulting Shareholder”) at an aggregate price equal to One Macau Pataca (MOP1) (the ”Default Price”). The exercise by the Company of a right to redeem or purchase Class A Shares pursuant to this Section 7.3 imposes no obligation on the Company to redeem or purchase any Shares and will not alter any other rights to which the Company or the other Shareholders may be entitled at law or in equity, including, without limitation, any personal liability of any Party.

7.4	Manner of Exercise.

The Company may exercise the option under Section 7.3 by Notice to the Defaulting Shareholder stating that all or part of the Shares directly or indirectly owned by such Defaulting Shareholder is being purchased and specifying the Event of Default giving rise to the option.

7.5	Closing.

The closing of any redemption, purchase, or sale made pursuant to Sections 7.3 and 7.4 shall be held at a date, time, and place specified by the Company.

7.6	Enforcement of Rights.

Any Transferring Shareholder or any other Shareholder against whom the Company is contemplating exercising some right or option or pursuing some remedy under this Agreement, hereby covenants and agrees that he or it, as a Shareholder and, subject to any fiduciary duties as a Director, officer, or manager of the Company, shall vote the same way as the majority of the other Shareholders or directors, shareholders, officers, or managers (as the case may be) in all matters relating to the exercise of such right or option or the pursuit of such remedy.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnification by the Shareholders.

Each Shareholder hereby indemnifies the Company and holds the Company harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal, accounting, and other expenses of investigating or defending any actions, claims, or legal proceedings or threatened actions, claims, or legal proceedings, and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Company, together with interest on cash disbursements in connection therewith at the Reference Rate from the date such cash disbursements were made by the Company until paid by the Shareholder, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement, or obligation of the Shareholder contained in this Agreement or any other instrument contemplated by this Agreement.

8.2	Indemnification by the Company.

The Company hereby indemnifies the Shareholders and holds the Shareholders and their respective Affiliates harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses of investigating or defending any actions, claims, or legal proceedings or threatened actions, claims, or legal proceedings and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Shareholders or their respective Affiliates, together with interest on cash disbursements in connection therewith at the Reference Rate from the date that such cash disbursements were made by the Shareholders or their respective Affiliates until paid by the Company, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement, or obligation of the Company contained in this Agreement or any other instrument contemplated by this Agreement.

8.3	Claims for Indemnification.

Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly give Notice to the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any action, claim, or legal proceedings by a Person who is not a Party, the Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any action, claim, or legal proceeding by a third Person for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless such action, claim, or legal proceeding shall have been instituted against it and the Indemnifying Party shall not have taken control of such action, claim, or legal proceeding after Notice thereof.

8.4	Defense by Indemnifying Party.

In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any action, claim, or legal proceeding by a Person who is not a Party, the Indemnifying Party at its sole cost and expense may, upon Notice to the Indemnified Party, assume the defense of any such action, claim, or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party pursuant to this Agreement in respect of such action, claim, or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, claim, or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party assumes the defense of any such action, claim, or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such action, claim, or legal proceeding, and the Indemnifying Party, at its sole cost and expense, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such action, claim, or legal proceeding without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such action, claim, or legal proceeding (a) the Indemnified Party may defend against such action, claim, or legal proceeding, in such manner as it may deem appropriate, including, without limitation, settling such action, claim, or legal proceeding, after giving Notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, claim, or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third Person’s action, claim, or legal proceeding or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such action, claim, or legal Proceeding in a reasonably prudent manner.

8.5	Manner of Indemnification.

All indemnification provided hereunder shall be effected, at the sole option of the Indemnified Party (a) out of a holdback or set-off against any payment of any amount of any type payable to the Indemnifying Party or any of its Affiliates by the Indemnified Party or any of its Affiliates, (b) by (i) the payment of cash in United States Dollars, (ii) delivery of a certified or official bank check in United States Dollars, or (iii) a wire or telegraphic transfer of funds in United States Dollars, in each case by the Indemnifying Party.

ARTICLE 9

CONFIDENTIALITY

Each of the Company, Wong, and Wynn Hong Kong acknowledges that Wynn International and its Affiliates will make available to the Company, Wong, and Wynn Hong Kong certain technical assistance, documentation, information, and other matters in connection with the design, construction, development, maintenance, and operation of the Casino Complex and any other casinos to be owned or operated by the Company and in connection therewith may provide the Company, Wong, and Wynn Hong Kong with certain documentation and information regarding Wynn Resorts, Wynn International, Wynn Holdings, Wynn Hong Kong, the Company, their respective Affiliates, and their respective businesses, (collectively, the ”Information”). All of the Information shall remain the property of Wynn International and its Affiliates and the disclosure of the Information shall not be deemed to confer upon the Company, Wong, Wynn Hong Kong, or any of their respective Affiliates, officers, directors, shareholders, employees, or agents any rights whatsoever in respect of any part of the Information. In consideration of receiving the Information, each of the Company, Wong, and Wynn Hong Kong hereby undertakes with Wynn International, on behalf of itself and each of its respective Affiliates, officers, directors, shareholders, employees, and agents, whether or not any such Information is strictly confidential or proprietary:

(a) not to make any use of the Information for any purpose other than in accordance with this Agreement, and in particular, but without limitation, not to use any of the Information for any commercial purpose;

(b) to hold all of the Information in the strictest confidence and not to disclose or divulge any part of the Information to any third Person without the prior written consent of Wynn International, which may be withheld by Wynn International for any reason whatsoever, or, in the sole discretion of Wynn International, given on such terms and conditions as Wynn International considers appropriate;

(c) not to make or solicit any announcement or disclosure regarding Wynn International or the Company’s business, unless Wynn International gives its express prior written consent;

(d) to restrict access to the Information to those of its responsible employees and professional advisers who absolutely require such access and to impose upon all such employees and professional advisers obligations of confidentiality equivalent to those contained in this Agreement;

(e) not to copy, reproduce, or part with possession of any of the Information except as is strictly necessary and as is consistent with its obligations contained in this Agreement;

(f) immediately on request by Wynn International at any time, to return to Wynn International or as Wynn International may direct all of the Information and all documents and other material containing or embodying the Information (or any part thereof) together with all copies thereof, and in any event to promptly return all of such Information to Wynn International upon the termination of this Agreement; and

(g) except in accordance with this Agreement, not to, in any way, form, or manner whatsoever, make any use of the Information or any of the ideas, concepts, materials, or documents comprising the Information, whether in connection with the Casino Complex, any other casinos to be owned or operated by the Company, or otherwise.

ARTICLE 10

MISCELLANEOUS

10.1	Notices.

All notices, demands, and other communications required or permitted under this Agreement (each, a “Notice”) shall be in writing and, at the option of the notifying Party, shall be either (a) personally delivered, (b) transmitted by certified or registered mail or reputable international courier, postage prepaid, return receipt requested, or (c) transmitted by telefax, answerback requested, to the appropriate Party, as follows:

To the Company:	Wynn Resorts (Macau), S.A.
Avenida Praia Grande, n.° 429
18th Floor, Edificio Nam Wan Commercial Centre
Macau
Attn: Company Secretary
Telefax: (853) 336-057

To Wynn Hong Kong:	Wynn Resorts (Macau), Limited
Room 2503, Bank of America Tower
12 Harcourt Road
Hong Kong
Attn: Company Secretary
Telefax: (852) 2810-4196

To Wynn International:	Wynn Resorts International, Ltd.
2nd Floor, Atlantic House
Circular Road, Douglas
Isle of Man, IM 1 1SQ
British Isles
Attn: Company Secretary
Telefax: (44-1624) 616-667

To Wong:	Mr. Wong Chi Seng
c/o Hau, Lau, Li & Yeung,
Unit 1702-7, 17th Floor
Far East Finance Centre
16 Harcourt Road
Admiralty
Hong Kong
Attn: Ms. Phyllis Lam

with a copy to:	Mr. Wong Chi Seng
No. 1 Avenida do Coronel Mesquita
33rd Floor, Block A&B
Macau

in each case, with copies to:	Wynn Resorts
3145 Las Vegas Blvd. So.
Las Vegas, NV 89109
U.S.A.
Attn: General Counsel
Telefax: (702) 733-4596

and

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, Tower 2,
Lippo Centre
89 Queensway
Central
Hong Kong
Attn: Alan G. Schiffman
Telefax: (852) 2820-0727

The effective date of any Notice will be deemed to be (i) the date of receipt, if delivered personally, (ii) the date seven (7) Business Days after posting, if mailed or sent by courier, or (iii) twelve (12) hours after transmission by telefax with confirmed answerback. The address of any Person set forth above may be changed at any time and from time to time by such Person by Notice given pursuant to this Section 10.1.

10.2	Assignment.

Except as expressly provided in this Agreement, none of the Parties has any right to Transfer any of the rights, duties, or obligations granted by or imposed in this Agreement. Any purported Transfer by any Party of any of the rights, duties, or obligations granted by or imposed in this Agreement shall be void and without effect.

10.3	Successors and Permitted Transferees.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted Transferees; provided, however, that this provision shall not be deemed to authorize the Transfer of any Shares or any interest therein or portion thereof, which may be accomplished only as expressly permitted pursuant to this Agreement.

10.4	Governing Law.

This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the internal laws and not the laws pertaining to choice or conflicts of laws, of the MSAR. The Parties hereby submit to the exclusive jurisdiction of the courts of the MSAR in all actions relating to the construction, interpretation, or enforcement of this Agreement and all rights and obligations relating hereto.

10.5	Modifications, Amendments, and Waivers.

No modification, amendment, or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party to be charged. No failure by any Party to (a) object to or act upon any breach by any other Party of any provision of this Agreement, (b) insist upon strict performance of any of the terms or provisions of this Agreement, or (c) exercise any option, right, or remedy provided for in this Agreement shall operate or be construed (except as expressly provided in this Agreement) as a waiver or as a relinquishment for the future of the same or any other term, provision, option, right, or remedy provided for in this Agreement. The provisions of this Section 10.5 may not be modified, amended, or waived except in accordance with this Section 10.5.

10.6	Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors and no rights are granted to non-Party creditors under this Agreement.

10.7	Force Majeure.

Except as provided in this Agreement, no Party shall be liable to the other Party for any breach of, or failure of performance under, this Agreement caused by or resulting from any act of God, act of state, natural or man-made disaster, or any other cause beyond its reasonable control (“Force Majeure”), to the extent and throughout the duration of such condition of Force Majeure.

10.8	Time of Essence.

The time and exactitude of the performance of each of the terms, obligations, covenants, and conditions of this Agreement are hereby declared and acknowledged by the Parties to be of the essence.

10.9	Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal, and effective and to achieve the intent of the Parties to the fullest extent possible and shall be enforced to the fullest extent permitted by law. Any term or provision of this Agreement, or the application thereof to any Party or circumstances, that is determined to any extent or for any reason to be invalid, illegal, or unenforceable in any jurisdiction, shall as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction or in any other circumstances.

10.10	Survival.

The provisions of Articles 5, 6, 7, 8, 9, and 10 and all obligations to make or complete any payments due at the time of or as a result of any termination of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement, the dissolution of any of the Parties, the cessation of the carrying on of the business by any of the Parties, and any investigation at any time made by or on behalf of any Party, and shall expire only upon the expiration of the applicable statute of limitations, if any.

10.11	Specific Performance.

The Parties agree that it is impossible to measure in money the damages that would accrue to a Party by reason of a failure of the other to perform any of its obligations under this Agreement. Therefore, if any Party shall institute any action, claim, or legal proceeding to enforce the provisions of this Agreement, any Party against whom such action, claim, or legal proceeding is brought hereby waives the claim or defense that such Party has an adequate remedy at law and this Agreement may be enforced by injunction or other equitable relief ordered by any court of competent jurisdiction.

10.12	Entire Agreement.

This Agreement, including the Exhibits attached hereto and incorporated herein, constitutes the entire agreement among the Parties relating to the matters contained in and covered by this Agreement and, except as expressly provided herein, supersedes all prior oral and written and all contemporaneous oral agreements, arrangements, negotiations, commitments, statements, writings, understandings, and undertakings among the Parties with respect thereto.

10.13	Counterparts.

This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together constitute one (1) and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the Effective Date.

THE COMPANY:		WYNN RESORTS (MACAU), S.A., a Macau corporation
in the presence of:

By:	/s/ REBECCA MAYER	By:	/s/ MATT MADDOX
Name:	Rebecca Mayer	Name:	Matt Maddox
		Title:	Chief Financial Officer

WYNN HONG KONG:		WYNN RESORTS (MACAU), LIMITED, a Hong Kong corporation
in the presence of:

By:	/s/ REBECCA MAYER	By:	/s/ MATT MADDOX
Name:	Rebecca Mayer	Name:	Wynn Resorts (Macau) Holdings, Ltd.
		Title:	Chief Financial Officer

		By:	/s/ MATT MADDOX

WYNN INTERNATIONAL:		WYNN RESORTS INTERNATIONAL, LTD., an Isle of Man corporation in the presence of:

By:	/s/ REBECCA MAYER	By:	/s/ MATT MADDOX
Name:	Rebecca Mayer	Name:	Matt Maddox
		Title:	Chief Financial Officer

WONG:

in the presence of:

By:	/s/ LAM MAN KUEN	/s/ WONG CHI SENG
Name:	Lam Man Kuen	WONG CHI SENG, an individual